Exhibit 99.1
Goodrich Petroleum Corporation
808 Travis, Suite 1320
Houston, Texas 77002
(713) 780-9494
fax (713) 780-9254
Contact:
Traded: NYSE (GDP)
Robert C. Turnham, President
David R. Looney, Chief Financial Officer
FOR IMMEDIATE RELEASE
GOODRICH PETROLEUM PROVIDES UPDATE ON IMPACT OF HURRICANE IKE
Houston, Texas — September 19, 2008. Goodrich Petroleum Corporation (NYSE: GDP) today provided an update on its operations in the wake of Hurricane Ike.
The Company did not experience any major damage to its production facilities in North Louisiana or East Texas from Hurricane Ike. However, due to the storm’s path, the Company shut in a significant number of its producing wells and associated production for safety reasons, as well as third-party pipeline and infrastructure requirements. The Company estimates approximately 280,000 to 300,000 Mcfe of the Company’s net production was shut in or curtailed for the last 8 days. The Company has now returned all of its operated wells to production and estimates its net production is currently 95% to 100% of pre-storm levels.
During the storm, two of the eight rigs under contract and operated by the Company were shut down, but none were out of service for more than a 48 hour period. As such, the Company does not expect a material impact to its drilling schedule.
The Company also reported that it had no counterparty or credit exposure to Lehman Brothers Holdings or its subsidiaries.
OTHER INFORMATION
Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels.
Goodrich Petroleum is an independent oil and gas exploration and production company listed on the New York Stock Exchange. The majority of its properties are in Louisiana and Texas.